EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Lance, Inc.

We consent to incorporation by reference in Registration Statements No. 2-77150, No. 33-41866, No. 33-58839, No. 333-25539, No. 333-35646, No. 333-104960 and No. 333-104961 of Lance, Inc. on Form S-8 of our report dated January 28, 2004 relating to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 27, 2003 and December 28, 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 27, 2003. Our report refers to a change in the Company’s method of accounting for goodwill and other intangible assets as of January 1, 2002.

/s/ KPMG LLP

Charlotte, North Carolina
February 20, 2004